Exhibit 99.2

FOR IMMEDIATE RELEASE

FairPoint Communications Notified of Noncompliance

with NYSE Continued Listing Standards

CHARLOTTE, N.C. (July 30, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (the “Company”) announced today that it has received notification from the New York Stock Exchange (“NYSE”) that the company is not currently in compliance with the NYSE’s continued listing standards.

In the notification, received on July 24, 2009, the NYSE advised the Company that its average market capitalization, over a 30-day trading period, was less than the $75 million level required by the NYSE.

Under the NYSE rules, the Company has 45 calendar days from receipt of the notice to respond to the NYSE’s non-compliance notification by submitting a business plan demonstrating how the Company will regain compliance with this standard within 18 months of receipt of the notice.  If the NYSE accepts the plan, the Company will be subject to quarterly monitoring for compliance with the plan.  If the NYSE does not accept the plan, the Company will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission.

The Company intends to submit a plan to the NYSE which will enable it to regain compliance through a restructuring of the Company’s current capital structure and the execution of its growth initiatives in the business and broadband markets in northern New England.

FairPoint Communications common stock remains listed on the NYSE under the symbol “FRP” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.  The “.BC” indicator would be removed at such time as the Company is deemed compliant with the NYSE’s continued listing standards.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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